Exhibit 99.1

The Hanover Reports First Quarter Results

WORCESTER, Mass., April 28, 2020 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $40.0 million, or $1.04 per basic share*, in the first quarter of 2020, compared to net income of $122.4 million, or $2.97 per diluted share, in the prior-year quarter. Operating income (1) was $86.8 million, or $2.23 per diluted share, for the first quarter of 2020, up from $80.7 million, or $1.96 per diluted share, in the prior-year quarter. The difference between the net loss and operating income in the quarter was primarily due to an after-tax decrease in the fair value of equity securities of $107.6 million, or $2.81 per basic share, and after-tax impairment losses on investments of $22.5 million, or $0.59 per basic share, both of which follow the dramatic downturn in the financial markets in March and are excluded from operating income.

First Quarter Operating Highlights

•	Operating income of $2.23 per diluted share, up 13.8% from the prior-year quarter
•	First quarter combined ratio of 95.2%, improved from 95.8% in the first quarter 2019; combined ratio, excluding catastrophes(2) of 91.9%, improved from 92.2%
•

Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(3), was impacted by favorability in personal auto from benign weather and lower miles driven, offset by elevated property loss experience and COVID-19-related reserves in Commercial Lines

•	Net premiums written increase of 3.5%** primarily reflected growth in most profitable businesses
•	Price increases of 5.9% in Core Commercial Lines (4) and 5.1% in Personal Lines (5)
•	Net investment income of $69.6 million, down 0.9% from the prior-year quarter
•

Completion of the previously announced $150 million accelerated share repurchase (“ASR”) agreement, repurchasing approximately 1.1 million shares of common stock, as well as the subsequent repurchase of approximately 350,000 shares of common stock in the open market

•

Book value per share of $72.05, down 5.1% from December 31, 2019, driven primarily by the after-tax decrease in the fair value of fixed income and equity securities, partially offset by net operating income

“In these unprecedented times defined by the COVID-19 global pandemic, our thoughts are with our employees, partners, customers, shareholders and our communities,” said John C. Roche, president and chief executive officer at The Hanover. “I am incredibly proud of our outstanding team of 4,300 employees, which has demonstrated tremendous resiliency and flexibility during this uncertain time. We seamlessly transitioned to a remote work environment, while continuing to provide the highest quality service. I am equally proud of our robust and compassionate response to support all of our stakeholders, through our extensive customer relief program, financial and operational support to our agents and customers, and commitments to local communities, including multiple charitable donations.

(1)	See information about this and other non-GAAP measures and definitions used throughout this news release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this news release.

* Operating income metrics are calculated using diluted shares outstanding; current year non-operating items, loss from continuing and discontinued operations and net loss metrics are calculated using basic shares outstanding due to antidilution

** Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

From a financial perspective, our company remains very strong, as demonstrated by our strong results in the quarter. Our insurance book of business is built on thoughtful and conservative underwriting practices, a diversified, carefully constructed product portfolio and broad-based profitability. We believe these elements, combined with our solid balance sheet and ample liquidity, will allow us to successfully manage through the impacts of COVID-19, while continuing to deliver superior industry results. I have confidence the industry will respond and perform where contractual business interruption insurance exists, but that the sanctity of the contract will prevail in policies where coverage is excluded.”

“We are very pleased with our performance in the first quarter, highlighted by a 13.1% operating return on equity(6), operating income of $2.23 per diluted share and a combined ratio, excluding catastrophes, of 91.9%,” said Jeffrey M. Farber, executive vice president and chief financial officer. “Our earnings benefited from favorable catastrophe and expense results, while Commercial Lines property losses were slightly elevated, primarily due to one large fire loss and the establishment of COVID-19-related reserves in our Commercial Lines portfolio.

Our high-quality well-laddered investment portfolio is well positioned to withstand the current market volatility and economic disruption. Our decision in recent years to meaningfully reduce our exposure to more volatile industry classes and transition away from below investment grade assets is serving us well. We will continue to manage our business thoughtfully and conservatively, delivering value to our shareholders and other stakeholders.”

	Three months ended
	March 31
($ in millions, except per share data)	2020	2019
Net premiums written	$1,136.9	$1,098.0
Net income (loss)	(40.0)	122.4
per (basic)/diluted share	(1.04)	2.97
Operating income	86.8	80.7
per diluted share	2.23	1.96
Net investment income	69.6	70.2
Book value per share	$72.05	$71.95
Ending shares outstanding (in millions)	38.0	40.7
Combined ratio	95.2%	95.8%
Prior year development ratio	(0.2)%	-
Catastrophe ratio	3.3%	3.6%
Combined ratio, excluding catastrophes	91.9%	92.2%
Current accident year combined ratio, excluding catastrophes(2)	92.1%	92.2%

First Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $54.6 million in the quarter, compared to $80.2 million in the first quarter of 2019. The Commercial Lines combined ratio was 98.2%, compared to 94.2% in the prior-year quarter. Catastrophe losses in the first quarter of 2020 were $23.8 million, or 3.5 points, compared to $10.4 million, or 1.6 points, in the prior-year quarter. Catastrophe losses in the prior-year quarter were reduced by the sale of subrogation rights related to certain 2017 and 2018 California wildfire losses.

First quarter 2020 results included $3.7 million, or 0.5 points, of net favorable prior-year reserve development, driven primarily by workers’ compensation and property related activity in Other Commercial Lines (“OCL”). This compared to net favorable prior-year reserve development of $7.5 million, or 1.1 points, in the first quarter of 2019.

Commercial Lines current accident year combined ratio, excluding catastrophes, increased 1.5 points to 95.2% from 93.7% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased by 2.4 points to 61.2%, primarily driven by one large fire loss in the commercial multiple peril (“CMP”) line, which triggered a $10 million annual aggregate deductible on the property per risk reinsurance program. Additionally, the Commercial Lines current accident year loss and LAE ratio also reflected a reserve provision for COVID-19-related exposures. The overwhelming majority of commercial property policies are written on ISO-based forms, and explicitly exclude virus.

The expense ratio(7) improved by 0.9 points to 34.0% in the first quarter of 2020, primarily attributable to fixed cost leverage from premium growth.

Net premiums written were $707.6 million in the quarter, up 4.5% from the prior-year quarter. Core Commercial price increases averaged 5.9% for the first quarter, including an average base rate increase of 4.6%, with retention at 85.3%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended
	March 31
($ in millions)	2020	2019
Net premiums written	$707.6	$677.4
Net premiums earned	675.9	652.4
Operating income before taxes	54.6	80.2
Loss and LAE ratio	64.2%	59.3%
Expense ratio	34.0%	34.9%
Combined ratio	98.2%	94.2%
Prior-year development ratio	(0.5)%	(1.1)%
Catastrophe ratio	3.5%	1.6%
Combined ratio, excluding catastrophes	94.7%	92.6%
Current accident year combined ratio, excluding catastrophes	95.2%	93.7%

Personal Lines

Personal Lines operating income before taxes was $64.9 million in the quarter, compared to $26.8 million in the first quarter of 2019. The Personal Lines combined ratio was 90.0%, compared to 98.2% in the prior-year quarter. Catastrophe losses in the first quarter of 2020 were $14.1 million, or 3.0 points, compared to $29.0 million, or 6.6 points, in the prior-year quarter.

First quarter 2020 results included $1.6 million, or 0.3 points, of net favorable prior-year reserve development, primarily due to favorable development in homeowners, substantially offset by unfavorable development in auto. This compared to net unfavorable prior-year reserve development of $7.5 million, or 1.7 points, in the first quarter of 2019.

Personal Lines current accident year combined ratio, excluding catastrophe losses, improved 2.6 points to 87.3%, from 89.9% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, improved by 2.5 points to 59.8%, primarily driven by auto. The improvement in auto was attributable to lower than usual non-catastrophe winter weather losses, as well as a decline in accident frequency from lower miles driven beginning in the middle of March. In homeowners, the current accident year loss and LAE ratio reflected lower than usual non-catastrophe winter weather losses, which was partially offset by an increase in large losses.

Net premiums written were $429.3 million in the quarter, up 2.1% from the prior-year quarter, driven by targeted rate increases. Personal Lines average rate increases in the first quarter of 2020 were 5.1%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended
	March 31
($ in millions)	2020	2019
Net premiums written	$429.3	$420.6
Net premiums earned	465.5	442.7
Operating income before taxes	64.9	26.8
Loss and LAE ratio	62.5%	70.6%
Expense ratio	27.5%	27.6%
Combined ratio	90.0%	98.2%
Prior-year development ratio	(0.3)%	1.7%
Catastrophe ratio	3.0%	6.6%
Combined ratio, excluding catastrophes	87.0%	91.6%
Current accident year combined ratio, excluding catastrophes	87.3%	89.9%

Investments

Net investment income was $69.6 million for the first quarter of 2020, compared to $70.2 million in the prior-year quarter. The decrease from the prior-year quarter was primarily due to the redeployment of Chaucer-related equity throughout 2019, as well as the impact of lower new money yields, which was partially offset by the continued investment of operational cashflows. The average pre-tax earned yield on fixed maturities was 3.45% and 3.61% for the quarters ended March 31, 2020, and 2019, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended March 31, 2020, was 3.60%, down from 3.65% in the prior-year quarter.

Net realized and unrealized investment losses of $161.6 million, pre-tax, in the first quarter of 2020 compared to gains of $48.2 million in the first quarter of 2019. The net change in the fair value of equity securities contributed $136.2 million to the pre-tax loss in the first quarter of 2020, primarily due to the decline in equity markets in March. Investment impairments resulted in a pre-tax loss of $28.5 million primarily driven by fixed maturity investments.

The company held approximately $8.0 billion in cash and invested assets on March 31, 2020. Fixed maturities and cash represented 85% of the investment portfolio. Approximately 96% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio as of March 31, 2020, were $137.5 million before taxes, a decline in fair value of $97.4 million since December 31, 2019, primarily due to wider credit spreads at the end of the first quarter.

Shareholders’ Equity and Capital Actions

On March 31, 2020, book value per share was $72.05, down 5.1% from December 31, 2019. The decrease was driven primarily by the after-tax decrease in the fair value of fixed income and equity securities, which was partially offset by net operating income.

On February 26, 2020, the company completed the $150 million ASR agreement with Wells Fargo, entered into in December 2019. Under this agreement, the company repurchased approximately 1.1 million shares of its common stock, including the final delivery at completion of approximately 186,700 shares.

During the quarter, the company also repurchased approximately 350,000 shares of common stock in the open market for $34.9 million. After accounting for these shares and the $150 million ASR, the company has approximately $300 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Wednesday, April 29, 2020, at 10:00 a.m. E.T.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website.  Interested investors and others can listen to the call and access the presentation through the company’s website, located at hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com

1-508-855-2063	1-508-855-3099	1-508-855-3263

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such management and professional liability, marine, Hanover Programs, specialty industrial and commercial property, monoline general liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary property and casualty pools business in which the company has not actively participated since 1995.

Financial Supplement

The Hanover's first quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended
	March 31
($ in millions)	2020	2019
Revenues
Premiums earned	$1,141.4	$1,095.1
Net investment income	69.6	70.2
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	3.1	(0.4)
Net change in fair value of equity securities	(136.2)	48.6
Impairment losses on investments	(28.5)	-
Total net realized and unrealized investment gains (losses)	(161.6)	48.2
Fees and other income	6.8	6.0
Total revenues	1,056.2	1,219.5
Losses and expenses
Losses and loss adjustment expenses	728.2	699.6
Amortization of deferred acquisition costs	236.9	229.5
Interest expense	9.4	9.4
Other operating expenses	135.6	132.4
Total losses and expenses	1,110.1	1,070.9
Income (loss) from continuing operations before income taxes	(53.9)	148.6
Income tax expense (benefit)	(15.2)	26.0
Income (loss) from continuing operations	(38.7)	122.6
Discontinued operations (net of taxes):
Sale of Chaucer business	-	0.9
Loss from Chaucer business	-	(0.3)
Loss from discontinued life businesses	(1.3)	(0.8)
Net income (loss)	$(40.0)	$122.4

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	March 31	December 31
($ in millions)	2020	2019
Assets
Total investments	$7,827.5	$7,996.0
Cash and cash equivalents	143.9	215.7
Premiums and accounts receivable, net	1,271.0	1,260.4
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,820.4	1,814.0
Other assets	1,116.5	1,101.6
Assets of discontinued businesses	98.1	102.8
Total assets	$12,277.4	$12,490.5
Liabilities
Loss and loss adjustment expense reserves	$5,724.9	$5,654.4
Unearned premiums	2,421.0	2,416.7
Debt	707.5	653.4
Other liabilities	570.5	732.9
Liabilities of discontinued businesses	116.9	116.9
Total liabilities	9,540.8	9,574.3
Total shareholders’ equity	2,736.6	2,916.2
Total liabilities and shareholders’ equity	$12,277.4	$12,490.5

The following is a reconciliation from operating income (loss) to net income (loss)(8):

The Hanover Insurance Group, Inc.
	Three months ended March 31
	2020		2019
($ In millions, except per share data)	$ Amount	Per Share*	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$54.6		$80.2
Personal Lines	64.9		26.8
Other	(2.4)		2.8
Total	117.1		109.8
Interest expense	(9.4)		(9.4)
Operating income before income taxes	107.7	$2.77	100.4	$2.44
Income tax expense on operating income	(20.9)	(0.54)	(19.7)	(0.48)
Operating income after income taxes	86.8	2.23	80.7	1.96
Per share adjustment	-	0.04	-	-
Non-operating items:
Net realized gains (losses) from sales and other	3.1	0.08	(0.4)	(0.01)
Net change in fair value of equity securities	(136.2)	(3.56)	48.6	1.18
Impairment losses on investments	(28.5)	(0.74)	-	-
Income tax benefit (expense) on non-operating items	36.1	0.94	(6.3)	(0.15)
Income (loss) from continuing operations, net of taxes	(38.7)	(1.01)	122.6	2.98
Discontinued operations (net of taxes):
Sale of Chaucer business	-	-	0.9	0.02
Loss from Chaucer business	-	-	(0.3)	(0.01)
Loss from discontinued life businesses	(1.3)	(0.03)	(0.8)	(0.02)
Net income (loss)	$(40.0)	($1.04)	$122.4	$2.97
Dilutive weighted average shares outstanding		38.9		41.2
Basic weighted average shares outstanding		38.3		40.6

* Operating income metrics are calculated using diluted shares outstanding; current year non-operating items, loss from continuing and discontinued operations and net loss metrics are calculated using basic shares outstanding due to antidilution.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgement, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;

•

The impact of the COVID-19 outbreak and subsequent global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, declining claims frequency as a result of reduced economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, and declines in premium as a result of, among other things, credits or refunds to the company’s customers, lower submissions, renewals and policy endorsements;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with capital levels;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns including global warming, terrorism or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•

Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer tail” liability lines, as well as the inherent variability in property and non-catastrophe weather losses;

•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;

•	Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer tail” businesses;
•	Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•

Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•

Investment returns and the effect of macro-economic interest rate trends, including the macro-economic impact of the Pandemic and corresponding governmental initiatives taken in response, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•

The severity, duration and long-term impact related to the Pandemic, including, but not limited to, decline in economic conditions, possible government responses, legislative, regulatory and judicial actions, adverse impacts to the investment portfolio valuation and yield, changes in frequency and severity of claims in both Commercial and Personal Lines, customers’ ability to pay premiums or renew existing insurance policies, impacts to distributors (including agent partners), and the possibility of additional premium adjustments, including credits and returns, for the benefit of insureds;

•

The potential for operations to be disrupted or negatively impacted due to (i) the risk of the company’s workforce, including third-party contractors, being unable to work due to illness, quarantine, limitations on travel or other government restrictions in connection with COVID-19 and the Pandemic; (ii) the company’s reliance on the functioning of business continuity plans and technological applications while the majority of employees work remotely for an extended period of time; and (iii) the ongoing threat of cyber attacks and vulnerabilities;

•

Changes in regulatory, legislative, economic, market and political conditions, particularly in response to COVID-19 and the Pandemic (such as legislative or regulatory actions that would retroactively require insurers to cover business interruption or other types of claims irrespective of terms, exclusions or other conditions included in the contractual terms of the policies that would otherwise preclude coverage);

•

Heightened investment market volatility, fluctuations in interest rates (which have a significant impact on the market value of the investment portfolio and thus book value), U.S. Federal Reserve actions, inflationary pressures, default rates, prolonged global market conditions and other factors that affect investment returns from the investment portfolio;

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including terrorism), and severe weather;
•

The uncertainty in estimating weather-related losses or the long-term impacts of the Pandemic, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer tails, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•

Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;

•

The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or the return premium to insureds;

•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•

Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers, and the degree to which agents and brokers remain operational during the Pandemic;

•	Competition, particularly from competitors who have resource and capability advantages;
•

The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, global trade wars, energy markets disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturity and other investments;

•

Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and refunds, and rate actions);

•	Financial ratings actions, in particular, downgrades to the Company’s ratings;
•

Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks or breaches on the company’s systems or resulting in claim payments (including from products not intended to provide cyber coverage);

•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•

The ability to collect from reinsurers, reinsurance pricing, and the performance of the discontinued voluntary property and casualty pools business (including those in the Other segment or in Discontinued Operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. We do not undertake the responsibility to update or revise such forward-looking statements.

Non-GAAP Financial Measures

As discussed on page 38 of the company’s Annual Report on Form 10-K for the year ended December 31, 2019, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2019 Annual Report on pages 67-70.

Operating income and operating income per share are non-GAAP measures. They are defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), fair value changes of equity securities, gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized investment gains and losses, which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expenses and taxes. In reference to one of the company’s three segments, “operating income” is the segment income before both interest expense and taxes. The company also uses “operating income per share” (which is after both interest expense and taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its three segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income (loss) from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be construed as substitutes for income (loss) from continuing operations or net income (loss) determined in accordance with GAAP. A reconciliation of operating income (loss) to income (loss) from continuing operations and net income (loss) for the relevant periods is included on page 9 of this news release and in the Financial Supplement.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fire, explosions and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjusted expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be construed as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Operating return on equity (“ROE”) is a non-GAAP measure. See end note (6) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest, taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income (loss) and shareholders’ equity of the entire company and without adjustments.

Endnotes

(1)

Operating income and operating income per diluted share are non-GAAP measures. Operating income (loss) before taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income (loss) from continuing operations and income (loss) from continuing operations per diluted share, respectively, is provided on the preceding pages of this news release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These measures are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes losses:

	Three months ended			Three months ended
	March 31, 2020			March 31, 2019
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total

Total combined ratio (GAAP)	98.2%	90.0%	95.2%	94.2%	98.2%	95.8%
Less: catastrophe ratio	3.5%	3.0%	3.3%	1.6%	6.6%	3.6%
Combined ratio, excluding catastrophe losses (non-GAAP)	94.7%	87.0%	91.9%	92.6%	91.6%	92.2%
Less: Prior-year reserve development ratio	(0.5)%	(0.3)%	(0.2)%	(1.1)%	1.7%	-
Current accident year combined ratio, excluding catastrophe losses (non- GAAP)	95.2%	87.3%	92.1%	93.7%	89.9%	92.2%

(3)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

Three months ended
March 31, 2020
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	64.2%	62.5%	63.8%
Less:
Prior-year reserve development ratio	(0.5)%	(0.3)%	(0.2)%
Catastrophe ratio	3.5%	3.0%	3.3%
Current accident year loss and LAE ratio, excluding catastrophes	61.2%	59.8%	60.7%

March 31, 2019
Total loss and LAE ratio	59.3%	70.6%	63.9%
Less:
Prior-year reserve development ratio	(1.1)%	1.7%	-
Catastrophe ratio	1.6%	6.6%	3.6%
Current accident year loss and LAE ratio, excluding catastrophes	58.8%	62.3%	60.3%

(4)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on page 7 of the First Quarter 2020 Financial Supplement. Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure on insured risks.

	Three months ended			Three months ended
	March 31, 2020			March 31, 2019
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$421.7	$285.9	$707.6	$402.5	$274.9	$677.4
Net premiums earned	$395.4	$280.5	$675.9	$382.4	$270.0	$652.4

(5)

Price increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, pricing changes do not represent actual increases or decreases realized by the company.

(6)

Operating return on average equity (“operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (1)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure.  Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown in the table below and reconciled on the following page:

	Period ended
($ in millions)	December 31	March 31
	2019	2020
Total shareholders' equity (GAAP)	$2,916.2	$2,736.6
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	216.0	132.8
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,700.2	$2,603.8

Average shareholders' equity (GAAP)		$2,826.4
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$2,652.0

($ in millions)
Three months ended
Net Loss ROE	March 31, 2020
Net loss (GAAP)	($40.0)
Annualized net loss*	($160.0)
Average shareholders' equity (GAAP)	$2,826.4
Return on equity	(5.7)%
Operating Income ROE (non-GAAP)
Operating income after taxes	$86.8
Annualized operating income after taxes*	$347.2
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,652.0
Operating return on equity	13.1%

*Net loss and operating income after taxes are calculated by taking three months ended March 31, 2020 loss and operating income after taxes, respectively, and multiplying by four.

(7)	Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.